Exhibit 99.1

                    WINDROSE MEDICAL PROPERTIES TRUST REPORTS
                    FOURTH QUARTER AND YEAR-END 2005 RESULTS

    Fourth Quarter Highlights:

     - Reported quarterly rental revenues of $16.3 million, up 74.3% from 2004

     - Generated funds from operations (FFO) of $0.27 per share on a fully diluted basis

     - Completed 21 acquisitions as part of 22 property portfolio for $232.1 million

     - Acquired one property for $5.5 million and a 43.8% interest in one property for $4.9 million

     - Completed two self-development properties for $56.5 million on schedule and under budget and began generating rental revenues

     - Completed secondary offering of 3,000,000 common shares at $14.10 per share in November 2005 for total net proceeds of $40.7 million

     - Declared quarterly dividends of $0.225 per common share and $0.4777 per preferred share

    INDIANAPOLIS, March 3 /PRNewswire-FirstCall/ -- Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today financial results for the fourth quarter and year ended December 31, 2005.

    Financial and Operating Results

    Windrose reported fourth quarter 2005 rental revenues of $16.3 million, compared to $9.4 million for the fourth quarter 2004, a 74.3% increase. Fourth quarter 2005 corporate general and administrative expenses were $1.2 million, compared to $1.0 million for the same quarter in 2004, a 23.4% increase.

    Fourth quarter 2005 net income was $1.1 million compared to $1.3 million for the fourth quarter 2004. Fourth quarter 2005 net income available for common shareholders was $0.1 million, or $0.01 per diluted share based on 15.6 million weighted average shares outstanding, compared to $1.3 million, or $0.11 per diluted share based on 12.0 million weighted average shares outstanding, for the fourth quarter 2004. Fourth quarter 2005 funds from operations (FFO), comprised of net income plus depreciation and amortization from real estate, was $4.1 million, or $0.27 per diluted share on an increased share base, compared to $3.2 million, or $0.28 per diluted share, for the fourth quarter 2004. Fourth quarter 2005 funds available for distribution
(FAD), which consists of FFO adjusted primarily for straight-line rent, above/below market rents, and amortization of deferred financing fees, was $3.9 million.

    For the year ended December 31, 2005, Windrose reported rental revenues of $47.8 million, compared to $30.1 million in 2004. Corporate general and administrative expenses were $4.3 million in 2005, compared to $3.3 million in 2004.

    Full year 2005 net income was $6.0 million compared to $4.1 million for 2004. Net income available for common shareholders for the full year 2005 was $4.0 million, or $0.29 per diluted share based on 14.0 million weighted average shares outstanding, compared to $4.0 million, or $0.39 per diluted share based on 10.7 million weighted average shares outstanding, for 2004.
FFO was $13.8 million, or $1.02 per diluted share on an increased share base, compared to $10.6 million, or $1.02 per diluted share, for the same period in 2004. FAD comprised of FFO adjusted primarily for straight-line rent and amortization of deferred financing fees was $13.5 million for 2005.

    Hospital Affiliates Development Corp. (HADC), Windrose's taxable development subsidiary, generated a fourth quarter 2005 pre-tax loss of $62,000 as compared to a fourth quarter 2004 pre-tax profit $146,000. The fourth quarter 2005 after tax loss was approximately $35,000.

    Fred Klipsch, Chairman and Chief Executive Officer, remarked, "2005 was an outstanding year for Windrose. We increased our consolidated real estate assets by 130% in 2005 to over $690 million significantly surpassing our annual property acquisition and development objectives. The continued execution of our growth strategy to acquire and develop properties integral to the delivery of healthcare has lead to a portfolio of high quality assets and geographic diversification. With this expanded property platform, we will have significant growth in FFO in 2006."

    Fred Farrar, President and Chief Operating Officer, stated, "Our improved fourth quarter revenues were driven by $242.5 million in acquisitions and the completion of $56.5 million of self-development projects. These assets were revenue generating for only two to six weeks during the fourth quarter and should provide meaningful increases to full quarter revenues throughout 2006."

    On October 4, 2005, Windrose renewed and amended its $50 million secured credit facility. The $50 million base facility has a rate of LIBOR plus 1.50%
- 2.50% depending on the leverage ratio. In addition to the $50 million base facility, a $20 million accordion feature allows for the Company to request an increase of the base facility to $70 million to the extent that participating lenders in the syndicated credit facility elect to increase their commitments under the credit facility. Further, the facility provides for an additional $10 million to acquire real estate assets, and provides for $3 million under unsecured letters of credit.

    On October 7, 2005, Windrose acquired a medical office building, located in Fayetteville, GA, an expanding suburb in the Atlanta region, for approximately $5.5 million. Windrose acquired the property by assuming $3.6 million of debt on the property with the balance of the purchase price paid in cash.

    On November 1, 2005, Windrose acquired a 43.8% general partner ownership interest in a medical office building in Lake Mead, Nevada for approximately $4.9 million. The property's approximate total value is $11.2 million. Windrose acquired the general partner ownership interest in this property for $4.9 million by the assumption of $2.9 million as its pro-rata portion of the existing debt on the property with the balance of the purchase price paid in cash.

    During the fourth quarter 2005, Windrose completed the acquisition of 21 properties in the 22 property portfolio transaction announced in October 2005 for total purchase consideration of $232.1 million, including the assumption of $152.6 million of mortgage indebtedness. The portfolio has increased Windrose's asset base by 56% since the end of the third quarter and consists of approximately 1.0 million rentable square feet in Arizona, California, Florida and Texas. The closing of the remaining property, a medical office building in Tempe, AZ, has been delayed due to issues the seller must resolve.

    In November 2005, Windrose completed a secondary offering of 3,000,000 common shares at $14.10 per share for total net proceeds of $40.7 million. The proceeds were utilized to fund a portion of the purchase price of the 21 properties in the 22 property portfolio.

    In December 2005, the Company successfully completed the development of two properties, the Foundation Surgical Hospital and the Foundation Medical Tower, both located in Bellaire, Texas. Both projects were self-developed by Hospital Affiliates Development Corporation (HADC), Windrose's taxable REIT subsidiary, and completed on schedule and under budget per the original program outlined in September 2004.

    First Quarter 2006 Events

    As announced in January 2006, Windrose's board of trustees voted unanimously to amend the Company's charter, subject to shareholder approval, to make certain changes in the corporate governance structure of the Company. The proposals include the following: declassify the board of trustees, reduce the term of all trustees from three years to one year, provide for the annual election of all trustees beginning at the 2007 annual shareholders meeting and limit the size of the board trustees to be no less than seven and no more than ten trustees. Shareholders will be asked to consider and approve the proposed charter amendments at the 2006 annual shareholders meeting.

    On January 30, 2006, Paula J. Conroy joined Windrose as Senior Vice President and Chief Financial Officer. On March 1, 2006, Robert L. Bowen joined the Board of Trustees.

    Distributions

    As previously announced, Windrose's Board of Trustees declared a fourth quarter 2005 dividend of $0.225 per common share. The dividend is payable on March 21, 2006 to shareholders of record on March 10, 2006. The Board of Trustees declared a quarterly dividend of $0.4777 per 7.5% Series A cumulative convertible preferred share. This dividend was paid on February 20, 2006 to preferred shareholders of record on February 6, 2006.

    Guidance

    Windrose is updating its funds from operations, or FFO, guidance for 2006 to an estimated $1.33 to $1.39 per share, as a result of higher G&A expense and only 21 properties of the 22 property portfolio closing by the end of the fourth quarter.

    Conference Call and Webcast

    Windrose will host a conference call to discuss fourth quarter and year end results on Friday, March 3, 2006 at 11:00 a.m. Eastern Standard Time / 10:00 a.m. Central Standard Time. The conference call will be accessible by telephone and through the Internet. Telephone access is available by dialing
(877) 407-9039 for domestic callers, and (201) 689-8470 for international callers. Those interested in listening to the conference call should dial into the call approximately 10 minutes before the start time. A live webcast of the conference call will be available online at http://www.windrosempt.com.

    After the live Web cast, the call will remain available on Windrose Medical Properties Trust's Web site, http://www.windrosempt.com, through March 31, 2006. In addition, a telephonic replay of the call will be available through March 17, 2006. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international. Please use account number 3055 and conference ID number 187265.

    About Windrose Medical Properties Trust

    Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment and diagnostic facilities, physician group practice clinics, ambulatory surgery centers and specialty hospitals and treatment centers.

    Non-GAAP Financial Measures

    FFO, as defined by NAREIT, is net income (loss) (computed in accordance with generally accepted accounting principles, or "GAAP"), excluding gains (or losses) from sales of properties, plus real estate depreciation and amortization and after comparable adjustments for Windrose's portion of these items related to the unconsolidated entities and joint ventures. The Company derives FAD by adjusting FFO for certain non-cash items such as the straight line rent adjustment, above/below market lease rents, amortization of loan fees, depreciation of property, plant and equipment and deferred tax expense. Reconciliations of Windrose's fourth quarter 2005 FFO to net income and Windrose's fourth quarter 2005 FAD to cash flow provide by operating activities, the most directly comparable GAAP measures, are included in a schedule accompanying this press release and on Windrose's web site at http://www.windrosempt.com under the heading "financial reports" on the "investor center" section of the site. These non-GAAP financial measures are generally provided by most publicly-traded REITs and we believe may be of interest to the investment community.

    Safe Harbor

    Some of the statements in this news release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and the Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends," "plans," or "projects". Such statements include, in particular, statements about the company's beliefs, expectations, plans and strategies that are not historical facts, statements concerning completion of the acquisition of pending properties, occupancy of properties, rental revenues, FFO, availability of additional funds under the credit facility and the proposed charter amendment. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the Company's control, which may cause its actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include failure to complete acquisitions or developments, ability to raise additional capital, financial performance and condition of our tenants, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, the Company's ability to finance its operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings the Company makes with the Securities and Exchange Commission. The forward-looking statements contained herein represent the Company's judgment as of the date hereof and we caution readers not to place undue reliance on such statements. Windrose does not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.


    Contact:
     Windrose Medical Properties Trust       Investors/Media:
     Fred Farrar                             The Ruth Group
     President and COO                       Stephanie Carrington/Jason Rando
     317 860-8213                            646 536-7017/7025
                                             scarrington@theruthgroup.com
                                             jrando@theruthgroup.com

                     Windrose Medical Properties Trust, Inc.
                  Condensed Consolidated Financial Information
                For the Three months Ended December 31, 2005 and
                                December 31, 2004
                (Dollars in Thousands, except per share amounts)

                                                    Three months   Three months
                                                       ended         ended
                                                     12/31/2005    12/31/2004
                                                    ------------   ------------
RENTAL OPERATIONS
Revenues
  Rent                                              $     16,310   $      9,359

Operating expenses
  Rental Expenses                                          5,030          2,702
  Depreciation and amortization                            4,122          2,032
    Total operating expenses                               9,152          4,734

       Operating income from rental
        operations                                         7,158          4,625

SERVICE OPERATIONS (HADC)

Revenues
  Development and project management
   fees                                                      366            617

Expenses
  Cost of sales and project costs                            250            287
  General and administrative expenses                        178            184
    Gain (Loss) from service operations                      (62)           146

GENERAL AND ADMINISTRATIVE EXPENSES
  Corporate operations                                     1,198            971

  Operating income                                         5,898          3,800

OTHER INCOME (EXPENSE)
  Interest Income (expense)                               (4,706)        (2,594)
  Gain (loss) on interest rate swap                           --            105
  Other income (expense)                                     (67)           (40)
    Total other income (expense)                          (4,773)        (2,529)

Income tax benefit (expense)                                  27            (78)

Net income before minority
 interest and discontinued
 operations                                                1,152          1,193

Minority interest in income of
 common unit holders and other
 subsidiaries                                                (74)           (34)

Discontinued Operations
   Net Income from discontinued
    operations, net of minority interest                      --            121

Net income from discontinued operations                       --            121

Net income                                                 1,078          1,280

  Dividends on preferred shares                              992             --

Net Income available for common
 shareholders                                                 86          1,280

 Weighted average shares of common
  stock outstanding
  - Basic                                                 15,159         11,608
  - Diluted                                               15,561         12,013

Net income per common share
 - Basic and diluted                                $       0.01   $       0.11

                  Condensed Consolidated Financial Information
       For the Three months Ended December 31, 2005 and December 31, 2004
                (Dollars in Thousands, except per share amounts)


                                                    Three months   Three months
                                                       ended          ended
                                                     12/31/2005     12/31/2004
                                                    ------------   ------------
Funds from operations(1)(FFO):
  Net income available for common shareholders      $         86   $      1,280
  Add back  (deduct):
   Amortization and depreciation expense                   4,122          2,032
   Minority interest share of
    depreciation and amortization                           (100)           (66)

Funds from operations (FFO)                         $      4,108   $      3,246

Weighted average shares of common
 stock outstanding
  - Basic                                                 15,159         11,608
  - Diluted                                               15,561         12,013

FFO per common share
 - Basic and diluted                                $       0.27   $       0.28

                     Windrose Medical Properties Trust, Inc.
                  Condensed Consolidated Financial Information
                  For the Three months Ended December 31, 2005
                             (Dollars in Thousands)

                                                           Three months
                                                              ended
                                                            12/31/2005
                                                           ------------
Funds available for distribution(2) (FAD)
 Funds from operations (FFO)                               $      4,108
 Add back (deduct):
   Straight-line rent adjustment from
    continuing operations                                          (858)
   Rental income associated with above/below
    market leases                                                   321
   Amortization of deferred financing fees and
    other assets                                                    165
   Depreciation of property, plant and equipment                     45
   Minority interest share of FAD adjustments                        76

Funds available for distribution (FAD)                     $      3,857

 Cash Spent on Tenant Improvements, Capital Expenditures and Leasing Commissions

    Improvements capital expenditures                      $         82
    Tenant improvements and leasing commissions                     170
 Total                                                     $        252


   Reconciliation of Net Income to Cash Flows Provided by Operating Activities

                                                           Three months
                                                              ended
                                                            12/31/2005
                                                           ------------
Net income                                                 $      1,078

Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                                   4,122
  Rental income associated with above/below market
   leases                                                           321
  Amortization of deferred financing fees                           165
  Minority interest in earnings                                      74
  Increase (decrease) in cash due to changes in:
   Straight line rent receivable                                   (898)
   Interest rate swap liability                                      45
   Revenue earned in excess of billings                             (16)
   Billings in excess of revenues earned                            (28)
   Receivables from tenants                                        (859)
   Other accrued revenues and expenses                               80
   Cash flows provided by operating activities             $      4,124

               Reconciliation of Cash Flows Provided by Operating
              Activities to Funds Available for Distribution (FAD)

                                                           Three months
                                                              ended
                                                            12/31/2005
                                                           ------------
Cash flows provided by operating activities                $      4,124
 Add (Deduct):
  Non-income Operating Cash Flows:
   Billings in excess of revenues earned                             28
   Receivables from tenants                                         859
   Depreciation of PP&E and amortization of other assets             45
   Other accrued revenues and expenses                              (57)
   Minority interest in earnings                                    (74)
   Minority interest share of depreciation and
    amortization and FAD Adjustments                                (76)
   Preferred dividends                                             (992)
   Funds available for distribution (FAD)                  $      3,857

                     Windrose Medical Properties Trust, Inc.
                      Condensed Consolidated Balance Sheets
                             (Dollars in Thousands)

                                                     12/31/2005     12/31/2004
                                                    ------------   ------------
Cash and cash equivalents                           $     12,014   $      9,013
Net real estate assets                                   667,661        298,237
Property held for sale                                        --          4,892
Other assets                                              22,550         12,832
 Total assets                                            702,225        324,974

Secured debt                                             435,147        187,134
Payables and other liabilities                            22,746         12,819
Minority interest                                          5,815          5,615
Shareholders' equity                                     238,517        119,406
 Total liabilities and shareholders' equity         $    702,225   $    324,974


(1) The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation and amortization expense on real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. FFO should not be considered as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity. The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002 defines FFO as net income
     (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures.

(2) The Company's management considers funds available for distribution ("FAD") to be a useful liquidity measure because FAD provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures and distributions to shareholders and unit holders. The Company derives FAD by adjusting FFO for certain non-cash items such as the straight line rent adjustment, amortization of loan fees, depreciation of property, plant and equipment and deferred tax expense.

     The Company's calculations of FFO and FAD may not be comparable to FFO and FAD reported by other real estate investment trusts ("REITs") due to the fact that not all REITs use the same definitions. FFO and FAD should not be considered as alternatives to net income as indicators of the Company's operating performance or alternatives to cash flows as measures of liquidity. FFO and FAD do not measure whether cash flow is sufficient to fund all of the Company's cash needs, including principal amortization, capital expenditures, and distributions to shareholders and unit holders. Additionally, FFO and FAD do not represent cash flows from operating, investing or financing activities as defined by GAAP.

     Reclassifications: Certain prior quarter balances have been reclassified to conform to the current presentation.

SOURCE  Windrose Medical Properties Trust
    -0-                             03/03/2006
    /CONTACT: Fred Farrar, President and COO of Windrose Medical Properties Trust, +1-317-860-8213; or Investors: Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Media: Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group for Windrose Medical Properties Trust /
    /Web site: http://www.windrosempt.com /
    (WRS)